EXHIBIT 23.2

CONSENT OF BDO SEIDMAN, LLP

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of F5 Networks, Inc. of our report dated June 12, 2003, except for Note 11 which is as of July 2, 2003, relating to the consolidated financial statements of uRoam, Inc. and subsidiaries (formerly Filanet Corporation) for the year ended December 31, 2002, and our report dated June 12, 2003 relating to the financial statements of uRoam Acquisition Corporation (formerly uRoam, Inc.) for the nine months ended September 30, 2002 appearing in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 15, 2003 of F5 Networks, Inc.  Our report relating to the consolidated financial statements of uRoam, Inc. and subsidiaries (formerly Filanet Corporation) for the year ended December 31, 2002 includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.  Our report relating to the financial statements of uRoam Acquisition Corporation (formerly uRoam, Inc.) for the nine months ended September 30, 2002 includes an explanatory paragraph regarding the fact that the Company was acquired on October 1, 2002.

/s/ BDO Seidman, LLP

San Francisco, California
October 20, 2003